[CERTAIN PORTIONS OF THIS EXHIBIT CONTAIN CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE IDENTIFIED AS [REDACTED] AND HAVE BEEN OMITTED.]

Amendment No.1 effective November 1, 2019

to

AUTOMATIC YEARLY RENEWABLE TERM REINSURANCE AGREEMENT
{this "Agreement", effective April 1, 2017)

between

SYMETRA LIFE INSURANCE COMPANY
West Des Moines, Iowa (the "Company")

and

M LIFE INSURANCE COMPANY
Denver, Colorado (the "Reinsurer"}

IT IS HEREBY AGREED by and between the Company and the Reinsurer, that effective November 1, 2019 (the 'Effective Date"), this Agreement is hereby amended to reflect the addition of Foreign Nationals to this Agreement.

THEREFORE, as of the Effective Date, Exhibit C is hereby replaced in its entirety with the attached Exhibit C Amended.

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

In witness whereof, the Parties to this Agreement have executed this Agreement in duplicate.

EXHIBIT C-Amended
(Effective November 1, 2019)

AUTOMATIC BINDING LIMITS

C.1    Life Reinsurance

The maximum amount the Company will issue and automatically reinsure on any one life, including prior policies issued to the insured, will not exceed

Issue Age    Standard    Table A-D    Table E-H    Table I-P
0-70        $35,000,000    $35,000,000    $25,000,000    •
71-80        $35,000,000    $35,000,000    $15,000,000    *
81-85        $15,000,000    $7,500,000    *        •

Reinsurer - The Reinsurer will automatically reinsure [REDACTED]% of the Net Amount at Risk per life, not to exceed the amounts below.

U.S. or Canadian Citizen or Permanent Resident:

Issue Age    Standard    Table A-D    Table E-H    Table I-P
0-70        $17,500,000    $17,500,000    $12,500,000    *
71-80        $17,500,000    $17,500,000    $7,500,000    •
81-85        $7,500,000    $3,750,0000    •        •

Foreign Nationals:

Issue Age        Standard    Table A-D
18-75 (NB Countries)    $10,000,000    $10,000,000
18-70 (CID Countries)    *        •

For the purpose of determining the Automatic Binding Limits, each $2.50 per $1,000 flat extra rating will be considered one table.

•    Fae/ Fae Ob only

C.2    Waiver of Mortality Risk Premium Disability Benefits - Not Applicable

C.3    Accidental Death Benefits - Not Applicable

C.4    Riders - Same as life

C.5    Jumbo Limits -Automatic coverage of any risk will be granted only if the total amount inforce and applied for on the life in all insurance companies, including any amount to be replaced, but excluding 1035 amounts where a signed absolute assignment form has been received, does not exceed the amount below.

U.S. or Canadian Citizen or Permanent Resident:
$65,000,000    Issue Ages 0-80
40,000,000    Issue Ages 81-85

Foreign Nationals:
$35,000,000    Issue Ages 18-75 (A and B countries)
Facultative only    Issue Ages 18-70 (C and D countries)

In the event that the Company issued a policy that causes the Jumbo Limit to be exceeded 1) either unintentionally or as a result of all or a portion of the amount tendered for replacement not being cancelled or terminated for any reason; 2) as a result of a portion of any replaced policy being subsequently reinstated; or 3) if a previously unknown amount of in force insurance with another company becomes known; and the Company inadvertently automatically cedes the policy to the Reinsurer under this Agreement (the "Jumbo Breach"), the Reinsurer agrees to provide coverage on the policy up to its normal automatic capacity, not to exceed its then available retention on that life.

With respect to any amounts in excess of the Reinsurer's then available retention, the Reinsurer agrees to undertake the following. As long as the insured is not deceased, both parties will endeavor, in good faith, to place any normal automatic capacity in excess of the Reinsurer's then available retention. If the insured is deceased, the Jumbo Breach was not the result of negligence or obvious oversight by the Company, and a Jumbo Breach is a rare event for the Company, the Reinsurer will, in good faith, discuss the merits of an exception payment with the Company. If the Reinsurers concur with the merits of the case, it will further discuss these with its retrocession partners, as applicable.

C.6    Cession Amounts
Minimum     zero
Cession Trivial     zero
Amount

C.7    Currency
United States dollars

C.8    Professions
Full-time professional athletes, as disclosed on the life application, are excluded from automatic reinsurance under this Agreement but may be submitted for facultative consideration. Full-time professional athletes are individuals playing on any of the following: Major League Baseball, National Football League, National Hockey League or National Basketball Association.

C.9    Countries
Policies issued to citizens and/or permanent residents of the United States and Canada. Policies issued to Foreign Nationals that qualify under the Company's Foreign Nationals Underwriting Guidelines.

C.10    Temporary Insurance Limit
$250,000